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                                           Total Control Products, Inc. and Subsidiaries                               Exhibit 11
                                                  Compution of Earnings Per Share


                                                              Three Months Ended                       Nine Months Ended
                                                                 December 31,                             December 31,
                                                       --------------------------------         --------------------------------
Computation of Net Income (Loss) per share:                     1996               1997                   1996              1997
                                                                ----               ----                   ----              ----
Net income (loss) available for common shareholders..  $  (3,681,697)     $   1,341,532         $  (11,160,369)    $   3,277,952
Interest on convertible debt, net of tax benefit.....           -   (a)            -                      -   (a)           -
                                                       -------------      -------------         --------------     -------------
Net income adjusted for "as if converted"
  common stock equivalents...........................  $  (3,681,697)     $   1,341,532         $  (11,160,369)    $   3,277,952
                                                       =============      =============         ==============     =============

Weighted average shares outstanding, excluding
  SAB 83 shares issued...............................      4,689,948          8,543,943              4,668,816         7,951,445
SAB 83 shares........................................      1,003,591               -                 1,003,591              -
                                                       -------------      -------------         --------------     -------------
Shares for basic earnings per share..................      5,693,539          8,543,943              5,672,407         7,951,445
                                                       -------------      -------------         --------------     -------------

Non-SAB 83 option grants.............................           -   (a)         253,567                   -   (a)        210,213
Conversion of subordinated debentures................           -   (a)            -                      -   (a)           -
                                                       -------------      -------------         --------------     -------------
Shares for diluted earnings per share................      5,693,539          8,797,510              5,672,407         8,161,658
                                                       =============      =============         ==============     =============

Basic earnings (loss) per share......................  $       (0.65)     $        0.16         $        (1.97)    $        0.41
                                                       =============      =============         ==============     =============

Diluted earnings (loss) per share....................  $       (0.65)     $        0.15         $        (1.97)    $        0.40
                                                       =============      =============         ==============     =============
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(a) Not considered in earnings per share calculation as effect would be anti-dilutive.

THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31 AND DECEMBER 31, 1997 AND FOR EACH OF THE THREE AND NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH CONSOLIDATED FINANCIAL STATEMENTS.